Exhibit 99.1

Ribbon Announces $55 Million Preferred Stock Private Placement Financing and Amendment to Credit Facility

March 24, 2023

Plano, TX – Ribbon Communications Inc. (“Ribbon”) (Nasdaq: RBBN) today announced that it has priced a private placement financing of Series A preferred stock and warrants to purchase shares of common stock to raise gross proceeds of approximately $53.4 million.

Ribbon also announced that it has entered into an amendment to its senior secured credit agreement. The amendment, among other things, reduces the minimum consolidated fixed charge coverage ratio and increases the maximum consolidated net leverage ratio that Ribbon must comply with on a quarterly basis with the quarter ended March 31, 2023 through March 31, 2024. In addition, the amendment replaces LIBOR with the Secured Overnight Financing Rate, or SOFR, as the alternative rate that may be used by Ribbon for calculating interest owed under the credit facility.

In connection with the amendment to the credit facility, Ribbon has agreed to a prepayment of $75 million of the principal amount outstanding on the Term Loan A under the credit facility and Ribbon intends to use the net proceeds from the private placement, together with cash on hand, to pay down borrowings under the credit facility.

Ribbon expects to issue 55,000 shares of Series A preferred stock, along with warrants to purchase shares of common stock, in the private placement. Each share of Series A preferred stock will be sold at a price of $970 per share. The warrants will be immediately exercisable and will expire four years from the date of issuance. The warrant exercise price per share will be equal to 115% of the lower of (i) the closing price of the common stock on March 24, 2023 and (ii) the two-day VWAP (as defined in the securities purchase agreement relating to the private placement) of March 27, 2023 and March 28, 2023. The private placement is expected to close on or about March 30, 2023, subject to customary closing conditions.

The securities are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), and have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Ribbon has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the Series A preferred stock, the warrants and the shares of common stock underlying the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Important Information Regarding Forward-Looking Statements

The information in this press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this release, including without limitation statements regarding use of proceeds, the expected terms of the securities issued in the private placement and the signing and closing of the private placement financing, are forward-looking statements. Without limiting the foregoing, the words "believes", "estimates", "expects", "expectations", "intends", "may", "plans", "projects" and other similar language, are intended to identify forward-looking statements. For further information regarding risks and uncertainties associated with Ribbon Communications' business, please refer to the "Risk Factors" section of Ribbon Communications' most recent Annual Report for the year ended December 31, 2021 filed with the SEC. Any forward-looking statements represent Ribbon Communications' views only as of the date on which such statement is made and should not be relied upon as representing Ribbon Communications' views as of any subsequent date. While Ribbon Communications may elect to update forward-looking statements at some point, Ribbon Communications specifically disclaims any obligation to do so.

Investor Contact

+1 (978) 614-8050

ir@rbbn.com

Media Contact

Catherine Berthier

+1 (646) 741-1974

cberthier@rbbn.com